UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 30, 2006

Warp Technology Holdings, Inc.

__________________________________________

(Exact name of registrant as specified in its charter)

Nevada	000-33197	88-0467845
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Railroad Avenue, Greenwich, Connecticut		06830
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	203 422 2950

Not Applicable
______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Acquisition of Executive Consultants, Inc.

On January 30, 2006, Warp Technology Holdings, Inc. operating under the name Halo Technology Holdings ("Halo" or the "Company") entered into a Merger Agreement (the "Merger Agreement") with ECI Acquisition, Inc., a Maryland corporation and wholly owned subsidiary of Halo ("MergerSub"), Executive Consultants, Inc., a Maryland corporation ("ECI"), and certain stockholders of ECI (the "Sellers"). Under the terms of the Merger Agreement, the Merger Sub shall be merged with and into ECI (the "Merger") and ECI shall be the surviving corporation. The total merger consideration for all of the equity interests in ECI (the "Purchase Price") shall be $603,571.43 in cash and cash equivalents and 330,668 shares of the Company’s Common Stock (the "Halo Shares"), subject to adjustment based on the Net Working Capital (as defined in the Merger Agreement) on the Closing Date.

The Purchase Price shall be paid as follows:

-- At the Closing, Halo shall make available for delivery to the ECI Stockholders $603,571.43 in cash and cash equivalents and 330,668 Halo Shares.

-- Not later than thirty (30) days after the Closing Date, Halo shall calculate the Net Working Capital as of the Closing Date and shall provide Sellers with a written copy of such calculation. Such calculation shall be definitive and binding upon the parties unless Sellers shall give Halo written notice of any objection to such calculation within thirty (30) days after the receipt thereof (an "Objection Notice"). If Sellers deliver an Objection Notice, the parties shall negotiate in good faith to resolve all disputes regarding the Net Working Capital. If the parties can not resolve such a dispute they shall mutually agree upon a nationally or regionally recognized accounting firm to determine the Net Working Capital, whose decision, absent manifest error, shall be binding upon the parties.

-- To the extent the Net Working Capital as of the Closing Date is less than $0 (the amount of any such difference referred to as the "Purchase Price Reduction Amount"), the Purchase Price, shall be reduced, dollar for dollar and share for share (based on the per share closing valuation), by the Purchase Price Reduction Amount. To the extent the Net Working Capital as of the Closing Date is greater than $ 0 (the amount of any such difference referred to as the "Purchase Price Increase Amount") the Purchase Price, shall be increased, dollar for dollar and share for share (based on the per share closing valuation), by such amount. The amount due under the Net Working Capital adjustment shall be paid within five (5) business days of the final determination of the Purchase Price Reduction Amount or Purchase Price Increase Amount, as the case may be, by wire transfer of immediately available funds and transfer of Halo Shares. To the extent the calculation of Net Working Capital results in a Purchase Price Reduction Amount, the Sellers shall be responsible for this amount, although the Sellers may make arrangements among the ECI Stockholders to allocate this obligation pro rata among all ECI Stockholders.

Under the Merger Agreement, the Sellers made certain customary representations and warranties to the Company concerning ECI and the Company made certain customary representations and warranties to the Sellers. The Merger Agreement contains indemnity terms which provide that each party shall indemnify the other party for breaches of representations and warranties and covenants made under the agreement, provided that neither party shall be required to pay any damages unless the aggregate amount of all damages exceeds certain limits and provided further that neither party shall be liable for damages in excess of certain limits, other than for breaches by the Seller of representations relating to authority to enter into the agreement, capitalization, subsidiaries, certain liabilities, taxes and brokers fees.

The Merger is scheduled to close in February 2006, subject to customary conditions precedent including accuracy of representations and warranties at the closing date, and satisfaction of all closing conditions, but in no event later than February 28, 2006.

A copy of the Merger Agreement is attached as Exhibit 10.117 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.117 Merger Agreement, dated as of January 30, 2006, by and among Warp Technology Holdings, Inc., ECI Acquisition, Inc., Executive Consultants, Inc., and certain stockholders of Executive Consultants, Inc. Certain exhibits and schedules to the Merger Agreement are referred to in the text thereof and the Registrant agrees to furnish them supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warp Technology Holdings, Inc.

February 3, 2006	By:	/s/ Ernest Mysogland
Name: Ernest Mysogland
Title: Executive Vice President

Exhibit Index

Exhibit No.	Description
10.117	Merger Agreement, dated as of January 30, 2006, by and among Warp Technology Holdings, Inc., ECI Acquisition, Inc., Executive Consultants, Inc., and certain stockholders of Executive Consultants, Inc.